Dreyfus Premier Investment Funds, Inc.
Dreyfus Global Real Estate Securities Fund

On May 12, 2009 Dreyfus Global Real Estate Securities Fund, a series of Dreyfus Premier Investment Funds, Inc. (the "Fund"), purchased 1,230 shares of common stock issued by SL Green Realty Corp. (CUSIP No.: 78440X101) (the "Common Stock") at a purchase price of $20.75 per share including an underwriting discount of $0.8818 per share. The Common Stock was purchased from Merill Lynch, Pierce, Fenner & Smith Incorporated, a member of the underwriting syndicate of which BNY Capital Markets, an affiliate of the Fund's investment adviser, was also a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incoporated
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Wachovia Capital Markets LLC
Barclays Capital, Inc.
ING Financial Markets LLC
Scotia Capital (USA) Inc.
ABN AMRO Incorporated
BNY Mellon Capital Markets, LLC

Accompanying this statement are materials presented to the Board of Directors for the Fund, which ratified the purchase in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on October 1, 2009. These materials include additional information about the terms of the transaction.

EXHIBIT B

PRE-PURCHASE APPROVAL FORM

PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE

Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: Dreyfus Global Real Estate Securities Fund
2. Anticipated Purchase Date: 5/12/2009
3. Total Net Assets of Account/Fund: $47,003,560.70
4. Type and Description of Security to be Purchased: SL Green Realty Corp. Common Stock
5. Credit Rating of Security (Rating/Rating Agency): not rated
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Merrill Lynch
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNYMCM
8. Issue Size: 17,000,000 / $352,750,000
9. CUSIP: 78440X101
10. Amount Purchased by Account/Fund: 1,230 shs / $25,522.50
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: 0.007%
12. Amount Purchased as a Percentage of Account/Fund Assets: 0.05%
13. Purchase Price of Securities (if at par, so state): $20.75
14. Commission/Spread Received by Principal Underwriters: selling concession =$0.49
15. Yield (as applicable): ________%
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase ________%
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: The Bank of New York Mellon (Asset Management); X BNY Mellon, NA (Wealth Management) __________; Other (Describe) Dreyfus ________; Mutual Fund Purchases Only:__________.

1. Was Price paid for all block purchases the same for all participants? (Must be (Yes))
2. Was Security Purchased on Offer Date? (Must be (Yes)):
3. Was Issuer in continuous operation for at least 3 years? (Must be (Yes)):
4. Was the Offering Part of firm commitment by Underwriter? (Must be (Yes)):
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be (No))
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes):

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) ☑

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" (i.e, affiliated underwriter does not receive commissions from the unaffiliated broker/dealer) or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of BNY Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any BNY Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Per Rule 10f-3, mutual fund purchases of fixed income and equity securities are limited to 25% of the offering.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit C, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit C is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) Urdang Securities Management

AND

LOB Portfolio Manager Name (Print) Dean Frankel Signature [signature] Date 5/12/09

AND

LOB CIO/COO Name (Print) Richard Ferst Signature [signature] Date 5/13/09

AND

Chief Compliance Officer Name (Print) R. Joseph Law Signature [signature] Date 5/12/09

To: Kathleen Newman, Phone 412-234-0375 – Corporate Risk Management (151-2225)
Fund Chief Compliance Officer (For Affiliated Mutual Fund Purchases Only)

Information Classification: Internal Effective 21 January 2008
Corporate Policy Directory I-G.046—Fiduciary Account Purchases of Securities Underwritten by an Affiliate
Copyright 2008–2009 The Bank of New York Mellon Corporation. All rights reserved.
Page 7 (11 pages total)

SL GREEN REALTY CORP

FORM 424B5

(Prospectus filed pursuant to Rule 424(b)(5))

Filed 05/13/09

Address	420 LEXINGTON AVENUE ATTN: STEVEN KAHN NEW YORK, NY 10170
Telephone	2125942700
CIK	0001040971
Symbol	SLG
SIC Code	6798 - Real Estate Investment Trusts
Industry	Real Estate Operations
Sector	Services
Fiscal Year	12/31

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A filing fee of $22,636 relating to 19,550,000 shares offered from the registration statement by means of this prospectus supplement has been calculated in accordance with Rule 457(r) of the Securities Act and transmitted herewith.

Filed Pursuant to Rule 424B(5)
Registration No. 333-138976

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 28, 2006)

17,000,000 Shares

SL GREEN REALTY CORP.

Common Stock

We are offering 17,000,000 shares of our common stock, par value $.01 per share. We will receive all of the net proceeds from the sale of our common stock.

Our common stock is listed on The New York Stock Exchange under the symbol "SLG." The last reported sale price of our common stock on The New York Stock Exchange on May 11, 2009 was $22.02 per share.

The shares of our common stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Restrictions on Ownership of Capital Stock" in the accompanying prospectus.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement, page 2 of the accompanying prospectus and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2008.

	Per Share	Total
Public offering price	$20.75	$352,750,000
Underwriting discount	$.8818	$14,990,600
Proceeds, before expenses, to us	$19.8682	$337,759,400

The underwriters may also purchase up to an additional 2,550,000 shares of our common stock from us at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about May 15, 2009.

Merrill Lynch & Co. *Joint Book-Running Managers* **Morgan Stanley**

Deutsche Bank Securities **Citi** **Goldman, Sachs & Co.** **J.P.Morgan**

Lead Manager

Wachovia Securities

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UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	5,270,000
Morgan Stanley & Co. Incorporated	2,210,000
Deutsche Bank Securities Inc.	2,040,000
Citigroup Global Markets Inc.	1,870,000
Goldman, Sachs & Co.	1,700,000
J.P. Morgan Securities Inc.	1,700,000
Wachovia Capital Markets, LLC	1,020,000
Barclays Capital Inc.	340,000
ING Financial Markets LLC	340,000
Scotia Capital (USA) Inc.	340,000
BNY Mellon Capital Markets, LLC	170,000
Total	17,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.49 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the offering, the public offering price, concession or any other term of the offering may be changed.

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The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$20.75	$352,750,000	$405,662,500
Underwriting discount	$.8818	$14,990,600	$17,239,190
Proceeds, before expenses, to us	$19.8682	$337,759,400	$388,423,310

We estimate that the total expenses of this offering payable by us, not including the underwriting discount, will be approximately $1 million.

Overallotment Option

We have granted an option to the underwriters to purchase up to 2,550,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 30 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

- offer, pledge, sell or contract to sell any common stock,
- sell any option or contract to purchase any common stock,
- purchase any option or contract to sell any common stock,
- grant any option, right or warrant for the sale of any common stock,
- lend or otherwise dispose of or transfer any common stock,
- request or demand that we file a registration statement related to the common stock, or
- enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

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New York Stock Exchange

Our common stock is listed on The New York Stock Exchange under the symbol "SLG."

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch web site is not part of this prospectus.

Other Relationships

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our

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affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Certain affiliates of the underwriters are lenders and/or agents under our senior unsecured revolving credit facility. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our unsecured revolving credit facility, those affiliates will receive their proportionate share of any amount of the revolving credit facility that is repaid with the net proceeds from this offering.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

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Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, *i.e.* to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

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LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain other matters will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York and the legal matters described under "Material United States Federal Income Tax Consequences" will be passed upon by Greenberg Traurig, LLP, New York, New York. Hogan & Hartson LLP will act as counsel and will pass on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and schedule of SL Green Realty Corp., and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting as of December 31, 2008, and the consolidated financial statements of Rock-Green, Inc., each included in SL Green Realty Corp.'s Annual Report (Form 10-K/A, amendments 1 and 2) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Reckson Operating Partnership L.P. appearing in Reckson Operating Partnership L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus. Our securities are listed on the NYSE and all such material filed by us with the New York Stock Exchange also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is a part, under the Securities Act with respect to the securities. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

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